Exhibit 10.39

July 28, 2015

BY EMAIL

Craig E. Fraser

Dear Craig:

As we have discussed, your employment with Aegerion Pharmaceuticals, Inc. (the “Company”) has terminated effective as of July 26, 2015 (the “Separation Date”).  The purpose of this letter agreement (the “Agreement”) is to confirm the agreement between you and the Company concerning your separation from employment and severance benefits, as follows:

1. Resignation, Final Salary and Vacation Pay.

(a) You hereby resign from your employment and from any and all officer positions you hold with the Company or any of its Affiliates, from any and all memberships you hold on any board of directors or any other governing board of the Company or any of its Affiliates, and any and all memberships you hold on any of the committees of any such boards (together, the “Resignations”), such Resignations to take effect on the Separation Date.  The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date, and waives any advance notice that you would otherwise be required to provide in connection with the Resignations.  For purposes of this Agreement, “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or any otherwise.

(b) In signing this Agreement, you acknowledge that you will receive pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you have earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.  You will receive the payments described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2. Severance Benefits.  In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including without limitation the Continuing Obligations (defined below):

(a) The Company will pay you your base salary, at your final base rate of pay of $415,000, for a period of twelve (12) months following the Separation Date (the “Severance Pay Period”) in accordance with the Company’s regular payroll schedule; provided, however, that such payments shall be reduced dollar for dollar by the amount of any compensation you receive from any other employer during the Severance Pay Period, and you therefore agree to notify the Company immediately if you begin new employment during the Severance Pay Period, to respond promptly to any reasonable inquiries concerning your professional activities and to provide the Company with the amount of compensation received from such new employment.  If the Company makes any overpayment under this Section 2(a), you agree to promptly return any such amounts to the Company.    Payments will be made in the form of salary continuation, and will begin on the next regular Company payday that is at least five (5) business days following the later of the effective date of this Agreement (as defined in the final paragraph of this Agreement) and the date it is received by the Company.  The first payment will be retroactive to the day following the Separation Date.

(b) If you are enrolled in the Company’s group medical and/or dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as “COBRA.”  You may make such an election whether or not you accept this Agreement.  However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in the plans, the Company will contribute to the premium cost of your COBRA continuation coverage at the same rate that it contributes from time to time to medical and dental insurance premiums for its active employees until the earlier of the conclusion of the Severance Pay Period or the date that you are no longer entitled to coverage under COBRA.  To be eligible for the Company’s premium contributions, however, you must pay the remainder of the premium cost of your COBRA continuation coverage by authorized payroll deduction.  If the Company’s contributions end before your entitlement to coverage under COBRA concludes, you may continue such coverage by paying the full premium cost yourself.  Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described under this Section 2(b), would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith to restructure such benefit.

(c) Following the Separation Date, any equity awards previously made to you will continue to be subject to the terms of the applicable award agreement and equity plan; provided, however, that notwithstanding the terms of your Employment Agreement (as defined below) or the applicable equity plans and award agreements, in further consideration of your provision of consulting services pursuant to Section 5(c) of this Agreement, any options that are vested as of the Separation Date shall remain exercisable until the earlier of (i) six (6) months following the Separation Date and (ii) the expiration date for the relevant options; provided, however, that any such options that are ‘incentive stock options” (within the meaning of Section 422 of the Code) shall remain exercisable for only three (3) months following your Separation Date unless you notify the Company in writing on or before Monday, August 24th, 2015 that you elect for the six (6) month post-termination exercise period to apply to these options as well.  Any unvested equity awards will be forfeited as of the Separation Date without payment of any additional consideration therefor.   For the avoidance of doubt, if you fail to timely sign and return this Agreement, or you timely revoke your signature, you shall not be entitled to the extended exercise period described in this Section 2(c).

3. Acknowledgement of Full Payment and Withholding.  You acknowledge and agree that the payments provided under Section 1 of this Agreement will be in complete satisfaction of any and all compensation and benefits due to you from the Company, whether for services provided to the Company, under the Amended and Restated Employment Agreement between you and the Company dated August 1, 2014 (the “Employment Agreement”),  or otherwise, through the Separation Date.  You further acknowledge that, except as expressly provided hereunder, no further compensation or benefits are owed or will be provided to you by the Company.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4. Status of Employee Benefits, Paid Time Off and Expenses.

(a) Except as expressly provided in Section 2(b) and clause (d) of Section 7(a) hereof, and except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group medical and dental plans under COBRA, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans.  You will not continue to earn paid time off or other similar benefits after the Separation Date.  You will receive information about your COBRA continuation rights under separate cover.

(b) Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same.  The Company will reimburse you for any such authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

5. Continuing Obligations, Confidentiality and Cooperation.

(a) You acknowledge that you will comply with the post-employment obligations set forth in the Employment Agreement, including without limitation the cooperation obligation in Section 8(b) thereof and the non-disclosure, non-competition and non-solicitation obligations in Exhibit 1 thereto, in all cases that survive the termination of your employment by the terms thereof or by necessary implication (all of the foregoing obligations, the “Continuing Obligations”).  For the avoidance of doubt, none of your Continuing Obligations, or anything contained in this Agreement, limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(b) Subject to Section 7(c) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(c) You agree to provide transitional consulting services to the Company,  as mutually agreed by you and the then acting Chief Executive Officer of the Company, during the period of six (6) months following the Separation Date.  As consideration for such services, the Company will pay you at the rate of Two Hundred and Fifty Dollars ($250) per hour and reimburse you for all reasonable business expenses incurred in providing such services, provided such expenses are approved in advance by such acting Chief Executive Officer.

6. Return of Company Documents and Other Property.  You acknowledge that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control.  Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates following the Separation Date.  Recognizing that your employment with the Company has terminated as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system.  Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

7. General Release and Waiver of Claims.

(a) In exchange for the severance benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and you hereby waive, any and all such Claims.    This release shall not

apply to (a) any claims that arise after you sign this Agreement, including your right to enforce the terms of this Agreement; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that you may have under the certificate of incorporation or by-laws of the Company,  any Indemnification Agreement between you and the Company or any insurance policies maintained by the Company; or (d) any right to receive any vested benefits under the terms of any employee benefit plans maintained by  the Company, including, without limitation, the Company’s equity plans and your award agreements thereunder.

(b) This Agreement, which includes the release of claims set forth in this Section 7, creates legally binding obligations and the Company therefore advises you to consult an attorney before you sign this Agreement.  In accordance with the requirements of the Older Workers Benefit Protection Act, the Company has also provided you, attached as Exhibit A to this Agreement, a list of the job titles and ages of all Company employees who have been selected for termination and are eligible for severance benefits at this time, together with the job classification and ages of all individuals who have not been selected for termination and therefore are not eligible for severance benefits at this time.  In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than forty-five (45) days before signing this Agreement to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any of those other persons to whom reference is made in Section 5(b) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(c) Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

8. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment and its termination, excluding only the Continuing Obligations, which shall remain in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman of the Board of Directors of the Company or his/her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c) The obligation of the Company to make payments or provide benefits to you or on your behalf under Section 2 of this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me within forty-five (45) days of the date you receive it.  You may revoke this Agreement at any time during the seven (7) day period immediately following the date of your signing.  If you do not revoke it, then, at the expiration of that seven (7) day period, this letter will take effect as a legally binding agreement between you and the Company on the basis set forth above.  The enclosed copy of this letter, which you should also sign and date, is for your records.

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Sincerely,

Aegerion Pharmaceuticals, Inc.

By:/s/ Sanford D. Smith______________

Sandford D. Smith

Chief Executive Officer

Accepted and agreed:

Signature:/s/ Craig E. Fraser_______________

Craig E. Fraser

Date:  July 29, 2015________________

EXHIBIT A

Information Provided Under the Older Workers Benefit Protection Act

The following information is being provided to you by Aegerion Pharmaceuticals, Inc. (the “Company”) in accordance with the Older Workers Benefit Protection Act (the “OWBPA”), and in conjunction with the Company’s offer to you of severance benefits under the agreement between you and the Company dated as of July 28, 2015 (the “Agreement”), which is conditioned on your signing a general release of claims in favor of the Company, as contained in the Agreement.

The termination of your employment is occurring in connection with a management restructuring program.  In determining who is selected and not selected for this program, all executive officers of the Company were considered, and so constitute the “decisional unit” for the program.  The selection of those employees whose employment will be terminated in connection with this program is being based on a determination by the Company’s Board of Directors of the Company’s evolving executive leadership needs given the Company’s and its executives’ performance and future objectives.

Employees within the decisional unit whose employment has been terminated in connection with this termination program have received offers of separation benefits, in each case conditioned on signing a timely and effective general release of claims such as that contained in the Agreement provided to you.  The amount of separation benefits offered under this termination program may vary from employee to employee based on their individual employment agreements.

The time limits on this termination program are as follows: Each selected employee who is at least 40 years of age is afforded no less than 45 days from the date of receipt of the release of claims to consider whether to accept or reject the Company’s offer of severance benefits.  Those who accept the offer by signing and returning the release of claims in a timely manner are then afforded seven days from the date of signing to revoke acceptance, with the agreement taking effect on the eighth calendar day after the employee signs it, provided the employee has not revoked it.  The release of claims contains legally binding commitments and the Company advises you to consult an attorney before signing it.

Following is a listing of the job titles and ages of all employees in the decisional unit who are eligible for severance benefits as a result of the termination of their employment in connection with the Company’s restructuring, and those whose employment has not been affected by this restructuring and thus are not eligible for severance benefits.  The restructuring may be ongoing.  This list is current as of the date it is provided to you.

Job Title	Age	Selected	Not Selected
Chief Executive Officer	50	X
Chief Financial Officer	54		X
Chief Medical Officer	49		X
Chief Operating Officer	50	X
Chief Performance Officer	56		X
Chief Regulatory Officer and Senior Vice President	62		X
Senior Vice President, General Counsel and Secretary	53		X
Senior Vice President, Business Development	51		X